PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-96069
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Internet Infrastructure HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007, relating to the sale of up to 1,000,000,000 depositary receipts by the Internet Infrastructure HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Internet Infrastructure HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
Akamai Technologies Inc.	AKAM	3	NASDAQ
Infospace Inc.	INSP	0.8	NASDAQ
InterNAP Network Services Corporation	INAP	0.5	NASDAQ
NaviSite, Inc.	NAVI	0.1333	NASDAQ
Openwave Systems Inc.	OPWV	1.0737	NASDAQ
RealNetworks, Inc.	RNWK	6	NASDAQ
VeriSign, Inc.	VRSN	6.15	NASDAQ
Vignette Corporation	VIGN	0.6	NASDAQ

(1)           Pursuant to the merger of BEA Systems Inc. (NASDAQ ticker “BEAS”) and Oracle Corporation (NASDAQ ticker “ORCL”), effective April 30, 2008, BEA Systems Inc. is no longer an underlying constituent of the Internet Infrastructure HOLDRS Trust.  For the 10 shares of BEA Systems Inc. per 100 share round lot of Internet Infrastructure HOLDRS, The Bank of New York Mellon received $193.75.  The Bank of New York Mellon distributed cash at a rate of $1.9375 less Custody Fees of $0.04 per depositary share of Internet Infrastructure HOLDRS on May 9, 2008.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is March 31, 2008.